Exhibit 10.iii.c.
DESCRIPTION OF MOSAIC MANAGEMENT INCENTIVE PROGRAM
Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the level of attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee. The incentive measures for 2015 are based on financial results and operational excellence measures.
For executive officers, the weighting of the incentive measures is 50% for the financial results measure and 50% for the operational excellence measures.
The financial results measure is based on a percentage, or sharing rate, of consolidated operating earnings before specified items. The sharing rate varies based upon the level of the Company’s return on invested capital (“ROIC”).
The operational excellence measures are based on:

i.	Controllable operating costs per tonne of products produced by the Company’s Phosphates and Potash business segments. This measure has a 25% weighting for executive officers.

ii.
Safety, which has an overall weighting of 12.5%. The safety measure is based on two equally-weighted factors: (1) the OSHA recordable injury frequency rate for employees and contractors and (2) the OSHA lost-time injury frequency rate for employees and contractors.

iii.	Adjusted selling, general and administrative expenses. This measure has a 12.5% weighting for executive officers.
Threshold, target and maximum payout levels are set for each operational excellence measure based upon the extent to which the specified performance goals are attained.